UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2007

LaPolla Industries, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-31354	13-3545304
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Intercontinental Business Park
15402 Vantage Parkway East, Suite 322, Houston, Texas 77032
(Address of Principal Executive Offices and Zip Code)

(281) 219-4700
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LAPOLLA INDUSTRIES, INC.
FORM 8-K
JUNE 11, 2007
INDEX

		Page

SECTION 5	CORPORATE GOVERNANCE AND MANAGEMENT	3

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3

SIGNATURES		4

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	Appointment of New Principal Financial Officer

On June 11, 2007, Timothy J. Novak joined the Company as Chief Financial Officer and Corporate Treasurer. Before joining the Company, Mr. Novak was Director of Financial Reporting for Huntsman Corporation, a $13 billion diversified chemical manufacturer, from January 2006 up to joining LaPolla, responsible for preparation and review of monthly global consolidated results and quarterly and annual SEC filings; Vice President, Finance for Epoch Well Services, Inc., a software development and rig instrumentation subsidiary of Nabors Industries, Ltd, from April 2004 through December 2005, responsible for supervised preparation of monthly financial statements, cash management, yearly budgeting, quarterly forecasting, cost reductions, and implementation of automated systems to track inventory, assets, and sales; and Vice President of Finance for Nabors International, Inc., a major drilling contractor in over twenty countries around the world, from December 2001 through April 2004, responsible for division cash management, capital budgeting, and development of short and long term business strategies. In addition, he was an Audit Manager for Ernst & Young LLP, where he planned and performed audits for clients in a variety of industries, including manufacturing and construction, from August 1988 through May 1994. Mr. Novak earned his BSBA in Accounting from Duquesne University, Pittsburgh, Pennsylvania.

Mr. Novak is 41 years old. No familial relationships exist between Mr. Novak and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Mr. Novak’s annual base salary is $165,000 per annum with a target bonus of 20% of the annual base salary.

Mr. Novak replaces John A. Campbell, who was Chief Financial Officer and Corporate Treasurer from February 1, 2006 through June 10, 2007. Mr. Campbell will fill the new position of Senior Accountant and assist in effecting a smooth transition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 12, 2007	LAPOLLA INDUSTRIES, INC.

By:
Michael T. Adams
Executive Vice President